Exhibit 4.10

PRE-FUNDING SECURITY AGREEMENT

1. Grant of Security Interest. As security for any and all Indebtedness (as defined below), the undersigned Nexeo Solutions, LLC, a Delaware limited liability company (“Pledgor”), hereby irrevocably and unconditionally grants a security interest in and assigns and transfers to Bank of America, N.A. (the “Bank”), in its capacity as Administrative Agent under the Credit Agreement dated as of March 9, 2011, between Pledgor, Nexeo Solutions Holdings, LLC, Nexeo Solutions Sub Holding Corp., the Bank and the Lenders party thereto (the “Credit Agreement”) for the benefit of the Lenders, all property referred to in Exhibit A attached hereto and incorporated herein, as hereafter amended or supplemented from time to time (the “Collateral”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Credit Agreement.

2. Indebtedness. “Indebtedness” means the aggregate principal amount of the Initial Loans, plus accrued and unpaid interest thereunder, and including all fees and expenses relating to the Initial Loans and the enforcement of the Credit Agreement and this Pre-Funding Security Agreement (this “Agreement”) in respect thereof and interest and fees that accrue after the commencement by or against Pledgor and any other Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

3. Trading or Substitution of Collateral. Bank and Administrative Agent shall be under no obligation to permit any trading, redemption, exchange, distribution or substitution of the Collateral, except as set forth in Exhibit B attached hereto and incorporated herein, or to permit the release of any Collateral or the proceeds thereof until the Indebtedness has been paid in full or to pay the Indebtedness in full with such Collateral. For the avoidance of doubt, in the event that Pledgor has paid all Indebtedness in respect of the Initial Loans, from the Collateral or otherwise, pursuant to Section 2.03(c) of the Credit Agreement, the Bank shall release all remaining Collateral to Pledgor.

4. Collateral Maintenance. The terms for maintaining Collateral relating to the Indebtedness are set forth in Exhibit B attached hereto and incorporated herein, and include requirements to maintain collateral with an adequate loan value, and grant to Bank the right to issue a margin call with respect to the Indebtedness. Pledgor represents that the address, telephone number and any facsimile number listed on the signature page for Pledgor are correct. In the event of any change in such contact information, Pledgor shall promptly notify Administrative Agent in writing in accordance with the provisions of the paragraph titled “Notices” below. Any notice to Pledgor shall be given in writing in accordance with the notice provisions of this Agreement and shall be deemed received by Pledgor as provided herein.

5. Pledgor’s Covenants, Warranties and Representations. Pledgor covenants, represents and warrants that unless compliance is waived by Administrative Agent in writing:

(a) Except as otherwise agreed by Administrative Agent in writing, Pledgor owns all of the Collateral free and clear of any and all liens, encumbrances, or interests of any third parties other than the security interest of Administrative Agent, and will keep all of the Collateral free of all liens, claims, security interests and encumbrances of any kind or nature, whether voluntary or involuntary, except the security interest of Administrative Agent.

(b) Pledgor has the limited liability company power and authority to pledge, assign, transfer, deliver, deposit, set over and confirm unto Bank the Collateral as provided herein and will warrant and defend the title thereto and the security interest therein conveyed to Administrative Agent by this Agreement against all claims of all persons and will maintain and preserve such security interest.

(c) The execution, delivery and performance of this Agreement and the pledge and/or delivery of the Collateral to Bank and Administrative Agent do not contravene any agreement, commitment, indenture, contract or other obligation or restriction affecting Pledgor.

(d) This Agreement is the valid legal and binding obligation of Pledgor, enforceable in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e) This Agreement will not violate any provision of law applicable to Pledgor.

(f) No authorization, approval or other action by and no notice to or filing with, any governmental authority is required for the pledge by Pledgor of the Collateral pursuant to this Agreement, or for the execution, delivery, or performance of this Agreement and by Pledgor.

(g) Pledgor shall, at Pledgor’s expense, take all actions necessary from time to time to maintain the first priority and perfection of such security interest and shall not take any actions that would alter, impair or eliminate such priority or perfection.

(h) Pledgor agrees to pay prior to delinquency all taxes, charges, liens and assessments against the Collateral, and upon the failure of Pledgor to do so, Administrative Agent in its reasonable discretion may pay any of them.

(i) Pledgor’s exact legal name is correctly set forth on the signature page hereof. Pledgor will provide Administrative Agent with at least 30 days’ prior written notice or such lesser notice period agreed by Administrative Agent of any change in Pledgor’s name or identity.

(j) Pledgor’s chief executive office is, and has been for the four-month period preceding the date hereof (or, if less, the entire period of the existence of Pledgor), located in the state of Texas. In addition, Pledgor is an organization of the type and (if not an unregistered entity) is incorporated in or organized under the laws of the state of Delaware. Pledgor shall give Administrative Agent at least thirty (30) days’ notice or such lesser notice period agreed by Administrative Agent before changing the location of its chief executive office, type of organization, business structure or state of incorporation or organization.

(k) Pledgor’s organizational identification number, if any, assigned by the state of incorporation or organization is correctly set forth on the signature page hereof. Pledgor shall promptly notify Administrative Agent (i) of any change of its organizational identification number, or (ii) if Pledgor does not have an organizational identification number and later obtains one, of such organizational identification number.

6. Powers of Bank. At any time, upon reasonable prior written notice to Pledgor, at the expense of Pledgor, Administrative Agent in its name or in the name of Pledgor may, in its reasonable discretion, but shall not be obligated to:

(a) Collect by legal proceedings or otherwise, endorse, receive and receipt for all dividends, interest, principal payments and other sums now or hereafter payable upon or on account of the Collateral.

(b) Insure, process and preserve the Collateral.

(c) Participate in any recapitalization, reclassification, reorganization, consolidation, redemption, stock split, merger or liquidation of any issuer of securities which constitute Collateral, and in connection therewith may deposit or surrender control of the Collateral, accept money or other property in exchange for the Collateral, and take such action as it deems proper in connection therewith, and any money or property received on account of or in exchange for the Collateral shall be applied to the Indebtedness or held by Bank thereafter as Collateral pursuant to the provisions hereof.

(d) After an Event of Default under this Agreement has occurred and is continuing under this Agreement, cause Collateral to be transferred to its name or to the name of its nominee or the name of a depository or its nominee.

(e) Obtain from any custodian or securities intermediary holding the Collateral any and all information with respect to the Collateral, without any further consent of or notice to Pledgor.

(f) Exercise as to the Collateral all the rights, powers and remedies of an owner necessary to exercise its rights under this Agreement, including without limitation, the right to sell or otherwise dispose of all or any part of the Collateral following the occurrence and continuance of an Event of Default under this Agreement. Administrative Agent shall not vote any securities constituting Collateral except as instructed by Pledgor, unless an Event of Default has occurred under this Agreement and is continuing and Administrative Agent has delivered to Pledgor a written notice of Administrative Agent’s intent to exercise such voting rights.

Pledgor hereby appoints Administrative Agent its attorney-in-fact to carry out any of the powers granted by this paragraph. Without limiting the generality of the foregoing, Pledgor hereby appoints Administrative Agent its attorney-in-fact to execute and deliver any necessary stock powers, endorsements, assignments or other documents and agreements necessary to carry out any of the foregoing powers. The foregoing appointments shall be deemed coupled with an interest of Administrative Agent and shall not be revoked without Administrative Agent’s written consent. To the extent permitted by law, Pledgor hereby ratifies all acts such attorney-in-fact shall lawfully do by virtue hereof.

7. Events of Default. Any one or more of the following shall be a default hereunder (each an “Event of Default”):

(a) Pledgor breaches any term, provision, warranty or representation under this Agreement or any term, provision, warranty or representation of any other agreement evidencing or relating to the Indebtedness.

(b) Any Event of Default as defined in the Credit Agreement.

8. Remedies. If an Event of Default occurs and is continuing, Administrative Agent may do any one or more of the following:

(1) Exercise as to any or all of the Collateral all the rights, powers and remedies of an owner; provided, however, that, Administrative Agent shall not have the right to vote any securities constituting Collateral until Administrative Agent has provided written notice to Pledgor after the occurrence of an Event of Default of Administrative Agent’s intent to exercise such right.

(b) Enforce the security interest given hereunder pursuant to the Uniform Commercial Code as in effect in any applicable state (the “UCC”) and any other applicable law.

(c) Sell all or any part of the Collateral at public or private sale in accordance with the UCC, without advertisement, in such manner and order as Administrative Agent may elect. Administrative Agent may purchase the Collateral for its own account at any such sale. Administrative Agent shall give Pledgor such notice of any public or private sale as may be required by the UCC; provided that, if Administrative Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC. Pledgor acknowledges that Collateral may be sold at a loss to Pledgor, and that, in such event, neither Bank nor Administrative Agent shall have any liability or responsibility to Pledgor for such loss. Pledgor further acknowledges that a private sale may result in less proceeds than a public sale.

(d) Enforce the security interest of Administrative Agent in any deposit account which is part of the Collateral by applying such account to the Indebtedness.

(e) Exercise any other remedy provided under this Agreement, the Credit Agreement or by any applicable law. Pledgor acknowledges that all such rights and remedies are cumulative, and the exercise of any right or remedy shall not preclude the further exercise of any other right or remedy.

(f) Comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered to affect adversely the commercial reasonableness of any sale of the Collateral.

(g) Sell the Collateral without giving any warranties as to the Collateral. Administrative Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to affect adversely the commercial reasonableness of any sale of the Collateral.

9. Waivers. Except as expressly provided herein, Administrative Agent shall be under no duty or obligation whatsoever (a) to make or give any presentment, demands for performances, notices of nonperformance, protests, notices of protest or notices of dishonor in connection with any obligations or evidences of indebtedness held by Administrative Agent as Collateral, or in connection with any obligation or evidences of indebtedness which constitute in whole or in part the Indebtedness, or (b) to give Pledgor notice of, or to exercise, any subscription rights or privileges, any rights or privileges to exchange, convert or redeem or any other rights or privileges relating to or affecting any Collateral.

10. Application and Release of Collateral. The Collateral shall be applied and released as provided in Section 2.16 of the Credit Agreement. Bank shall have no liability for any loss upon any liquidation of the Collateral for purposes of applying amounts in accordance with Section 2.16 of the Credit Agreement. Upon Bank delivering the Collateral or any part thereof to Pledgor or applying the Collateral in accordance with Section 2.16 of the Credit Agreement, the receipt thereof by Pledgor or other application in accordance with such Section shall be a complete and full acquittance for the Collateral so delivered or applied, and Bank shall thereafter be discharged from any liability or responsibility therefor.

11. Transfer of Collateral. Upon the transfer of all or any part of the Indebtedness, Bank may transfer all or any part of the Collateral and shall be fully discharged thereafter from all liability and responsibility with respect to such Collateral so transferred, and the transferee shall be vested with all the rights and powers of Bank hereunder with respect to such Collateral so transferred; but with respect to any Collateral not so transferred Bank shall retain all rights and powers hereby given.

12. Continuing Agreement. This is a continuing Security Agreement and all the rights, powers and remedies hereunder shall apply to all past, present and future Indebtedness of Pledgor or any one or more of them to Administrative Agent, including that arising under successive transactions which shall either continue the Indebtedness, increase or decrease it, or from time to time create new Indebtedness after all or any prior Indebtedness has been satisfied, and notwithstanding the death, incapacity, cessation of business, dissolution or bankruptcy of Pledgor or any one or more of them, or any other event or proceeding affecting Pledgor or any one or more of them.

13. Continuing Powers. Until all Indebtedness shall have been paid in full, the power of sale and all other rights, powers and remedies granted to Administrative Agent hereunder shall continue to exist and may be exercised by Administrative Agent at the time specified hereunder irrespective of the fact that the Indebtedness or any part thereof may have become barred by any statute of limitations, or that the personal liability of Pledgor or any one or more of them may have ceased. Pledgor waives the benefit of any statute of limitations as applied to this Agreement.

14. Custody of Collateral. Bank may, in its discretion, hold some or all of the Collateral in an account with a custody unit of Bank, provided that Bank at all times shall remain liable to Pledgor for all of Bank’s obligations hereunder. Pledgor shall reimburse Bank for the usual custody charges and expenses of Bank’s custody unit. Bank and Administrative Agent shall not be liable for any loss to the Collateral resulting from acts of God, war, civil commotion, terrorist activity, fire, earthquake, or other disaster beyond the reasonable control of Bank or Administrative Agent, or for any other loss or damage to the Collateral unless shown to have arisen from Bank’s intentional misconduct or lack of reasonable care.

15. Conflict With Other Agreements. In some cases, some or all of the Collateral may be held by Bank pursuant to another agreement, in addition to this Agreement, between Bank and Pledgor (the “Account Agreement”). Pledgor acknowledges that a conflict may arise between Bank’s obligations under the Account Agreement, including any obligations to direct Pledgor’s investments or to provide investment advice, and Bank’s rights as a creditor under this Agreement. In such event, Pledgor expressly agrees that Bank’s rights as creditor shall take precedence over Bank’s obligations under the Account Agreement. Pledgor agrees that all provisions of the Account Agreement that directly or indirectly prohibit any extension of credit or the grant of a security interest in Collateral are hereby amended to the extent necessary to permit this Agreement to be fully effective according to its terms. In the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of the Account Agreement, the terms and provisions of this Agreement shall control.

16. Termination; Release. When the Initial Loans have been paid in full in accordance with Section 2.03(c) of the Credit Agreement or the Collateral has been released to Pledgor in accordance with Section 2.16(b)(i) of the Credit Agreement, thereafter any remaining Collateral shall be returned to the Pledgor and this Agreement shall automatically terminate without recourse to or warranty by Bank or Administrative Agent. Upon termination of this Agreement the Collateral shall be released from the Lien of this Agreement. Upon such release or any release of Collateral or any part thereof in accordance with the provisions of this Agreement, the Bank shall, upon the request and at the sole cost and expense of Pledgor, assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by the Bank except as to the fact that the Bank has not encumbered the released assets, such of the Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Bank and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Collateral, as the case may be.

17. Costs. All advances, charges, costs and expenses, including reasonable and documented attorneys’ fees, incurred or paid by Bank or Administrative Agent after an Event of Default in exercising any right, power or remedy conferred by this Agreement or in the enforcement thereof, and including the charges and expenses of Bank’s custody unit shall become a part of the Indebtedness secured hereunder and shall be paid to Bank or Administrative Agent by

Pledgor immediately and without demand, with interest thereon at an annual rate equal to the highest rate of interest of any Indebtedness secured by this Agreement (or, if there is no such interest rate, at the maximum interest rate permitted by law for interest on judgments).

18. Notices. All notices required to be given hereunder shall be in writing and shall be deemed sufficiently given when received by hand delivery, by telex, by telecopier or registered or certified mail, postage prepaid, return receipt requested at the following addresses until such time as the parties hereto designate a different or additional address or addresses:

If to Pledgor:

Nexeo Solutions, LLC

301 Commerce Street

Suite 3300

Fort Worth, TX 76102

with a copy to:

Cleary Gottlieb Steen & Hamilton

One Liberty Plaza

New York, New York 10006

Attention: Duane McLaughlin

If to the Administrative Agent or Bank:

Bank of America, N.A.

101 North Tryon Street

Mail Code: NC1-001-04-39

Charlotte, NC 28255

Attention: Kellyn McLamb

with a copy to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Attention: Corey Wright

19. Miscellaneous.

(a) Any waiver, express or implied, of any provision hereunder and any delay or failure by Bank or Administrative Agent to enforce any provision shall not preclude Bank or Administrative Agent from enforcing any such provision thereafter.

(b) Pledgor hereby authorizes Administrative Agent to file one or more financing statements describing all or part of the Collateral, and continuation statements, or amendments thereto, relative to all or part of the Collateral as authorized by applicable law. Such financing statements, continuation statements and amendments will contain any other information required by the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether Pledgor is an organization, the type of organization and any organizational identification number issued to Pledgor. Pledgor agrees to furnish any such information to Administrative Agent promptly upon request.

(c) At the request of Bank or Administrative Agent, Pledgor shall execute such other agreements, documents or instruments in connection with this Agreement as Bank or Administrative Agent may reasonably deem necessary to evidence or perfect the security interests granted herein, to maintain the first priority of the security interests, or to effectuate the rights granted to Bank or Administrative Agent herein.

(d) This Agreement shall be governed by and construed according to the internal laws of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies are governed by the laws of any other jurisdiction. Pledgor hereby irrevocably (i) submits to the exclusive jurisdiction of any United States Federal or State court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith. Service of process by Bank or Administrative Agent in connection with such action or proceeding shall be binding on Pledgor if sent to Pledgor by registered or certified mail at its address specified below. Pledgor agrees that Administrative Agent may disclose to any prospective purchaser and any purchaser of all or part of the Indebtedness any and all information in Bank’s possession concerning Pledgor, this Agreement and the Collateral.

(e) References to “UCC” in this Agreement shall mean the Uniform Commercial Code as in effect from time to time in the state referred to in subparagraph (d) above; provided that if by mandatory provisions of law, the perfection, the effect of perfection or non-perfection, or the priority of the security interests granted in this Agreement, as well as all other security interests created or assigned as additional security for the Indebtedness under the provisions of this Agreement, in any collateral is governed by the Uniform Commercial Code as in effect in any other jurisdiction, the “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such perfection, effect of perfection or non-perfection, or the priority of security interests. Any term used or defined in the UCC and not defined in this Agreement has the meaning given to the term in the UCC, when used in this Agreement.

(f) This Agreement shall benefit Bank’s and Administrative Agent’s successors and assigns and shall bind Pledgor’s successors and assigns, except that Pledgor may not assign its rights and obligations under this Agreement. This Agreement shall bind all parties who become bound as a debtor with respect to the Indebtedness.

(g) All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude the further exercise of any other right or remedy.

(h) Pledgor shall immediately deliver to Bank any Collateral now or hereafter in Pledgor’s possession.

(i) In all cases where more than one party executes this Agreement, all words used herein in the singular shall be deemed to have been used in the plural where the context and construction so require, and the obligations and undertakings hereunder are joint and several.

(j) Notwithstanding anything to the contrary, Bank of America, N.A. in its capacity as Bank hereunder, shall be entitled to all the same protections and indemnity as the Administrative Agent is entitled to under the Credit Agreement.

20. WAIVER OF JURY TRIAL. TO THE EXTENT ALLOWED BY APPLICABLE LAW, PLEDGOR AND BANK EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON OR ARISING OUT OF THIS AGREEMENT.

21. NOTICE OF FINAL AGREEMENT. THIS WRITTEN SECURITY AGREEMENT AND ANY OTHER DOCUMENTS EXECUTED IN CONNECTION WITH THIS SECURITY AGREEMENT REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

In Witness Whereof, Pledgor has executed this Agreement by its duly authorized officer, as of March 9, 2011.

NEXEO SOLUTIONS, LLC, as Pledgor

By:	/s/ Michael B. Farnell, Jr.
Name: Michael B. Farnell, Jr.
Title: Vice President, Secretary and Treasurer
Organizational ID:

[Pre-Funding Security Agreement]

BANK OF AMERICA, N.A., as Administrative Agent and Bank

By:	/s/ David H. Strickert
Name: David H. Strickert
Title: Managing Director

[SIGNATURE PAGE TO PRE-FUNDING SECURITY AGREEMENT]

Exhibit A to Security Agreement

Description of Collateral

(a) Account numbers ending in 414578 and 5A100C65 held by Bank under an agreement for custody, safekeeping, investment management, investment advisory or similar services between Pledgor and Bank, and all successor and replacement accounts, regardless of the numbers of such accounts or the offices at which such accounts are maintained (the “Accounts”) and all rights of Pledgor in connection with the Accounts.

(b) All investment property, security entitlements, financial assets, certificated securities, uncertificated securities, money, deposit accounts, instruments, general intangibles, and all other investments or property of any sort now or hereafter held, credited, maintained or administered in the Accounts; but excluding collective investment funds managed by Bank including without limitation any interest in variable amount notes, commonly known as “master notes”; and excluding anything construed as real property under applicable state law.

(c) All present and future income, proceeds, earnings, increases, and substitutions from or for the foregoing property of every kind and nature, including without limitation all payments, interest, profits, distributions, benefits, rights, options, warrants, dividends, stock dividends, stock splits, stock rights, regulatory dividends, subscriptions, monies, claims for money due and to become due, proceeds of any insurance on the foregoing property, shares of stock of different par value or no par value issued in substitution or exchange for shares included in the foregoing property, and all other property Pledgor is entitled to receive on account of the foregoing property, including accounts, documents, instruments, chattel paper, and general intangibles.

Exhibit B to Security Agreement

COLLATERAL MAINTENANCE

Additional Definitions and Covenants

1. Additional Definitions. For purposes of this Exhibit:

“Borrowing Base” means the amount determined by multiplying the applicable Collateral Value by the Borrowing Base Percentage shown for that type of Approved Collateral in the table on Schedule A. The Borrowing Base shall be calculated separately for each type of Collateral. Where there is more than one type of Approved Collateral, the Borrowing Base shall be the sum of the amounts determined by such calculations.

“Approved Collateral” means Collateral satisfactory to Bank in its reasonable discretion (including as to maturity) of the type(s) shown in Schedule A hereto.

“Collateral Value” means, with respect to each type of Approved Collateral, the amount determined by Bank at any given time, as follows:

(a) If the Collateral is stock, the Collateral Value shall be determined by multiplying (i) the per share price of such stock at the most recent close of trading on a trading exchange for such stock, times (ii) the number of shares of such stock held by Bank as Collateral. In the event that stock held as Collateral is not traded on an exchange, the Collateral Value of such stock shall be determined by obtaining the quoted value of such stock from a reputable brokerage firm selected by Bank. If no such quote is available, the value will be determined by Bank in its sole discretion.

(b) If the Collateral is a mutual fund, the Collateral Value shall be determined by multiplying (i) the most recent per share net asset value of such mutual fund obtained from the Wall Street Journal or Barron’s, times (ii) the number of shares of such mutual fund held by Bank as Collateral. In the event that such net asset value is not available in the Wall Street Journal or Barron’s, the Collateral Value shall be the value quoted to Bank by a reputable brokerage firm selected by Bank.

(c) If the Collateral is corporate bonds, the Collateral Value shall be determined from the most recent closing price for such bonds obtained from the Wall Street Journal. If such closing price is not available in the Wall Street Journal, the Collateral Value shall be the value quoted to Bank by a reputable brokerage firm selected by Bank.

(d) If the Collateral is government or agency obligations or bonds, the Collateral Value shall be determined from the most recent closing bid price for such bonds obtained from the Wall Street Journal. If such closing bid price is not available in the Wall Street Journal, the Collateral Value shall be the value quoted to Bank by a reputable brokerage firm selected by Bank.

(e) For all other Collateral, the Collateral Value shall be determined by Bank in its sole discretion.

2. Indebtedness not to Exceed Borrowing Base. (a) Pledgor shall not permit the amount of Indebtedness to exceed the Borrowing Base at any time.

(b) If Bank determines at any time that the amount of Indebtedness exceeds the Borrowing Base, then Pledgor shall, within two business days from the date of Bank’s written notification thereof, either (i) pledge additional Approved Collateral, or (ii) reduce the outstanding amount of the Indebtedness such that, in either case, after giving effect to such additional collateral or prepayment, the amount of Indebtedness does not exceed the Borrowing Base. Any reduction in the outstanding amount of the Indebtedness shall not affect or reduce any future principal payments due except to the extent such reductions are applied in accordance with the documents evidencing or securing the Indebtedness.

3. Sale or Substitution of Collateral. Pledgor may substitute new Approved Collateral for existing Collateral, provided that (i) no Event of Default exists or would result therefrom and (ii) after giving effect thereto, the amount of Indebtedness will not exceed the Borrowing Base.

4. Additional Events of Default and Remedies. In addition to the Events of Default specified in the Security Agreement of which this Exhibit is a part, Pledgor agrees that the failure to comply with Paragraph 2 or 3 of this Exhibit shall also constitute an Event of Default.

5. Ineligible Securities. For regulatory reasons, Bank will not accept as collateral Ineligible Securities while they are being underwritten by Merrill Lynch, Pierce, Fenner & Smith Incorporated, or for thirty days thereafter. Merrill Lynch, Pierce, Fenner & Smith Incorporated is a wholly-owned subsidiary of Bank of America Corporation, and is a registered broker-dealer which is permitted to underwrite and deal in certain Ineligible Securities. “Ineligible Securities” means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. § 24, Seventh), as amended.

SCHEDULE A TO EXHIBIT B

APPROVED COLLATERAL

Approved Collateral Types	Borrowing Base Percentage
Cash Equivalents pursuant to clauses (1), (3) and (4) of the definition of “Cash Equivalents” (as such term is defined in the Credit Agreement)	100%